Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post–Effective Amendment No. 308 to the Registration Statement on Form N–1A of Fidelity Salem Street Trust: Fidelity Strategic Dividend & Income Fund of our report dated January 19, 2016 relating to the financial statements and financial highlights included in the November 30, 2015 Annual Report to Shareholders of the above referenced fund which is also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP Boston, Massachusetts January 25, 2016